UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*




                       Metawave Communications Corporation

--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    591409107

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------

                                     2 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch Group, Inc.

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------

                                     3 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         ML IBK Positions, Inc.

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power.....................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------

                                     4 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch KECALP L.P. 1997

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN

--------------------------------------------------------------------------------

                                     5 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch KECALP L.P. 1999

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN

--------------------------------------------------------------------------------

                                     6 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch KECALP International L.P. 1997

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Cayman Islands

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN

--------------------------------------------------------------------------------

                                     7 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Merrill Lynch KECALP International L.P. 1999

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Cayman Islands

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN

--------------------------------------------------------------------------------

                                     8 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         KECALP International Ltd.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Cayman Islands

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%


--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------

                                     9 of 16

CUSIP No. 591409107

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         KECALP Inc.

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.     Sole Voting Power......................Not applicable
Number of           ------------------------------------------------------------
Shares
Beneficially        6.     Shared Voting Power.........................2,371,213
Owned by            ------------------------------------------------------------
Each Reporting
Person With         7.     Sole Dispositive Power.................Not applicable
                    ------------------------------------------------------------

                    8.     Shared Dispositive Power....................2,371,213

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by
         Each Reporting Person ........................................2,371,213

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         Not applicable

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9) .................5.5%

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------

                                    10 of 16

ITEM 1.

            (a) Name of Issuer:

            Metawave Communications Corporation

            (b) Address of Issuer's Principal Executive Offices:

            10735 Willows Road, NE
            Redmond, WA  98052

IITEM 2.

            (a) Name of Person Filing:

            Merrill Lynch KECALP L.P. 1997
            Merrill Lynch KECALP L.P. 1999
            Merrill Lynch KECALP International L.P. 1997
            Merrill Lynch KECALP International L.P. 1999
            KECALP International Ltd.
            KECALP Inc.
            ML IBK Positions, Inc.
            Merrill Lynch Group, Inc.
            Merrill Lynch & Co., Inc.

            (b) Address of Principal Business Office or, if none, Residence:

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc.
            ML IBK Positions, Inc.
            4 World Financial Center
            New York, NY 10080

            KECALP Inc.
            Merrill Lynch KECALP L.P. 1997
            Merrill Lynch KECALP L.P. 1999
            Merrill Lynch KECALP International L.P. 1997
            Merrill Lynch KECALP International L.P. 1999
            KECALP International Ltd. c/o KECALP Inc.
            2 World Financial Center
            New York, NY  10281

            (c) Citizenship:

            See Item 4 of cover pages

            (d) Title of Class of Securities:

            Common Stock, par value $0.0001 per share

            (e) CUSIP Number:

            591409107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

                                    11 of 16

ITEM 4.      OWNERSHIP.

            (a)  Amount beneficially owned:

             See Item 9 of cover pages. Pursuant to Rule 13d-4 under the Exchange Act of 1934, as amended (the "Act"), KECALP Inc., KECALP International Ltd., Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. disclaim beneficial ownership of the securities of Metawave Communications Corporation referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that any of such entities are, for the purposes of
             Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of Metawave Communications Corporation covered by this statement.

            (b) Percent of class:

            See Item 11 of cover pages.

            (c) Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote.

                    See Item 5 of cover pages.

               (ii) Shared power to vote or to direct the vote.

                    See Item 6 of cover pages.

              (iii) Sole power to dispose or to direct the disposition of.

                    See Item 7 of cover pages.

               (iv) Shared power to dispose or to direct the disposition of.

                    See Item 8 of cover pages.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable.

ITEM 10.     CERTIFICATION

             Not applicable.


                                    12 of 16

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 9, 2001




MERRILL LYNCH KECALP L.P. 1997               MERRILL LYNCH & CO., INC.

By:  KECALP Inc.,                            By:  /S/ Katherine Hudson Zrike
       Its General Partner                        --------------------------
                                                  Name: Katherine Hudson Zrike
                                                  Title:  Authorized Person*
By:  /S/ Robert F. Tully
     -----------------------
      Name:  Robert F. Tully
      Title:  Vice President and Treasurer


                                             MERRILL LYNCH GROUP, INC.

MERRILL LYNCH KECALP L.P. 1999               By:  /S/ Katherine Hudson Zrike
                                                  --------------------------
By:  KECALP Inc.,                                 Name: Katherine Hudson Zrike
         Its General Partner                      Title:  Authorized Person*

                                             ML IBK POSITIONS, INC.
By:  /S/ Robert F. Tully
     -------------------
      Name:  Robert F. Tully                 By:  /S/ Gerard Haugh
      Title:  Vice President and Treasurer        ----------------
                                                  Name:  Gerard Haugh
                                                  Title:  Treasurer

MERRILL LYNCH KECALP                         KECALP Inc.
INTERNATIONAL L.P. 1997

By:  KECALP Inc.,                            By:  /S/ Robert F. Tully
         Its General Partner                      -------------------
                                                  Name:  Robert F. Tully
                                                  Title:  Vice President and
By:  /S/ Robert F. Tully                                  Treasurer
     -------------------
      Name:  Robert F. Tully
      Title:  Vice President and Treasurer

MERRILL LYNCH KECALP                        KECALP INTERNATIONAL LTD.
INTERNATIONAL L.P. 1999

By:  KECALP Inc.,                           By:  /S/ Robert F. Tully
         Its General Partner                     -------------------
                                                 Name:  Robert F. Tully
                                                 Title:  Treasurer
By:  /S/ Robert F. Tully
     -------------------
      Name:  Robert F. Tully
      Title:  Vice President and Treasurer

                 * See attached Powers of Attorney in Exhibit A


                                    13 of 16

                                    EXHIBIT A





















                                    14 of 16

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
               OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH & CO., INC.

         KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints FRANK J. MARINARO and KATHERINE HUDSON ZRIKE each individually its true and lawfully attorney-in-fact to:

         (1) prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as each such attorney-in-fact may approve in his or her discretion.

                  The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as each such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 6th day of February 2001.


                            MERRILL LYNCH & CO., INC.


                           By: /S/ Barry S. Friedberg
                               ----------------------
                               Barry S. Friedberg
                               Executive Vice President


                                    15 of 16

                                POWER OF ATTORNEY
         TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
               OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                    AND RULES THEREUNDER, BY AND ON BEHALF OF

                            MERRILL LYNCH GROUP, INC.

         KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints FRANK J. MARINARO and KATHERINE HUDSON ZRIKE each individually its true and lawfully attorney-in-fact to:

         (1) prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as each such attorney-in-fact may approve in his or her discretion.

                  The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as each such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 7th day of February 2001.


                            MERRILL LYNCH GROUP, INC.


                            By: /S/ Stanley Schaefer
                                --------------------
                                Stanley Schaefer
                                Vice President


                                    16 of 16